Exhibit 26.1

CONSENT OF INDEPENDENT REGISTRERED PUBLIC ACCOUNTING FIRM

SecureAlert, Inc.
Sandy, Utah

We hereby consent to the use in the Form 8-K/A of SecureAlert, Inc. our report dated June 13, 2014 relating to the consolidated financial statements of GPS Global Tracking & Surveillance System Ltd. (A Development Stage Company), which is contained in that Form 8-K/A.

Ziv Haft
Certified Public Accountants (Isr.)
BDO Member Firm

Tel Aviv, Israel June 13, 2014